Applied DNA Sciences Acquires Applied DNA Sciences Europe Ltd.

STONY BROOK, N.Y., April 4, 2007 /Business Wirel/ -- Applied DNA Sciences, Inc. (OTC Bulletin Board: APDN), a DNA security solutions company, today announced that Applied DNA Sciences Europe Ltd., an English private limited company, is now a wholly owned subsidiary of Applied DNA Sciences, Inc. In July 2003, APDN, Biowell Technology, Inc. and G.A. Corporate Finance Ltd. entered into a Sub-License Agreement that provided G.A. Corporate Finance a license to market and sell APDN’s products in the U.K., among other things. G.A. Corporate Finance formed Applied DNA Sciences Europe Ltd. in April 2003 in anticipation of this agreement. On March 30, 2007, the parties terminated this agreement. All rights to market and sell APDN products in the U.K. were returned to APDN, and all of G.A. Corporate Finance’s interests in Applied DNA Sciences Europe Ltd. were transferred to APDN.

“As the company moves forward and continues to establish business relationships with not only U.S., but also European and other companies worldwide, we thought it was important to consolidate rights for our technologies and have direct control of our business in the U.S. and Europe,“ stated Dr. James A. Hayward, CEO of Applied DNA Sciences. “We hope that this strategic move will position the company well for its next phase of growth and will allow APDN to maximize the opportunities we will have in the years ahead.”

About Applied DNA Sciences, Inc.
Applied DNA Sciences, Inc. provides botanical DNA encryption, embedment and authentication solutions that can help protect companies, governments and consumers from counterfeiting, fraud, piracy, product diversion, identity theft and unauthorized intrusion into physical locations and databases. APDN’s common stock is listed on the Over-The-Counter Bulletin Board under the symbol "APDN".

The statements made by APDN may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe APDN’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our short operating history, limited market acceptance, market competition and various other factors detailed from time to time in APDN’s SEC reports and filings, including our Annual Report on Form 10-KSB, filed on January 16, 2007 and our subsequent quarterly report on Form 10-QSB. APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

SOURCE Applied DNA Sciences, Inc.

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